As filed with the Securities and Exchange Commission on February 8, 2010

Registration No. 333-________

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

ADA-ES, INC.

(Exact name of registrant as specified in its charter)

Colorado	84-1457385
(State of incorporation)	(IRS Employer Identification No.)

8100 SouthPark Way, Unit B, Littleton, Colorado 80120

(Address of principal executive offices, including zip code)

2010 Non-Management Compensation and Incentive Plan

(Full title of the plan)

Mark H. McKinnies

8100 SouthPark Way, B, Littleton, Colorado 80120

(303) 734-1727

(Name, address and telephone number,

including area code, of agent for service)

With a copy to:

Julie A. Herzog, Esq.

SCHUCHAT, HERZOG & BRENMAN, LLC

1900 Wazee Street, Suite 300

Denver, Colorado 80202

(303) 295-9700

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	Accelerated filer	Non-accelerated filer ☐	Smaller reporting company
☐	☐	(Do not check if a smaller reporting company)	☒

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee
Common Stock, no par value, issuable under 2010 Non- Management Compensation and Incentive Plan	300,000 Shares	$5.79	$1,737,000	$123.85 (1)
(1)	Estimated in accordance with Rules 457(h) and 457(c) under the Securities Act of 1933, as amended, solely for the purpose of calculating the registration fee on the basis of the average of the high and low prices of the Registrant’s Common Stock as reported on the Nasdaq Capital Market on February 3, 2010, which amount was $5.79 per share.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

We have sent or given, or will send or give, documents containing the information required by Part I of this Registration Statement to participants in the 2010 Non-Management Compensation and Incentive Plan (the “Plan”) to which this Registration Statement relates, as specified in Rule 428(b)(i) promulgated by the Securities and Exchange Commission (the “Commission”) under the Securities Act. We are not filing such documents with the Commission, but these documents constitute (along with the documents incorporated by reference into the Registration Statement pursuant to Item 3 of Part II hereof) a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference

The Commission allows us to incorporate by reference into this Registration Statement, certain information that we file with them, which means that we can disclose important information to you by referring you to those documents and by filing them with the Commission. The information incorporated by reference is considered to be part of this Registration Statement and, in addition, information that we file later with the Commission will automatically update and supersede the information in this Registration Statement, even if we do not specifically send or give copies of those documents to you.

We incorporate by reference the documents listed below:

1.        Our Annual Report on Form 10-K for the year ended December 31, 2008, which was filed with the Commission on March 27, 2009;

2.        Our Current Reports on Form 8-K filed with the Commission on June 10, 2008, August 20, 2008, September 10, 2008, September 12, 2008, September 15, 2008, October 6, 2008, January 12, 2009, February 2, 2009, March 4, 2009, March 9, 2009, April 6, 2009, June 8, 2009, July 2, 2009, October 30, 2009 and December 11, 2009;

3.        Our Quarterly Report on Form 10-Q for the three months ended March 31, 2009 which was filed with the Commission on May 14, 2009;

4.        Our Quarterly Report on Form 10-Q for the three months ended June 30, 2009 which was filed with the Commission on August 13, 2009;

5.        Our Quarterly Report on Form 10-Q for the three months ended September 30, 2009 which was filed with the Commission on November 16, 2009; and

6.        The description of our Common Stock contained in our Registration Statement on Form 10-SB which was filed with the Commission on March 24, 2003, as amended and declared effective by the Commission.

All reports and other documents we subsequently file pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Registration Statement and before the filing of a post-effective amendment which indicates that all securities offered under this Registration Statement have been sold or which deregisters all securities remaining unsold, are incorporated by reference into this Registration Statement and should also be considered to be part of this Registration Statement from the date of the filing of those reports and documents. Unless expressly incorporated into this Registration Statement, a report furnished but not filed on Form 8-K under the Exchange Act shall not be incorporated by reference into this Registration Statement.

Documents we file with the Commission are available on the Commission’s website, which is located at http://www.sec.gov on the internet.

We will provide without charge to each person, including any beneficial owner, to whom a Prospectus is delivered, upon written or oral request, a copy of our annual, quarterly and current reports as filed with the Commission, and a copy of any or all of the other documents incorporated by reference in this document. The Annual Report on Form 10-K includes our audited financial statements.

Requests should be directed to ADA-ES, Inc., 8100 SouthPark Way, Unit B, Littleton, Colorado 80120, Attention: Investor Relations (telephone 303-734-1727).

Item 4.  Description of Securities

Not applicable.

Item 5.  Interests of Named Experts and Counsel

Schuchat, Herzog & Brenman, LLC has opined as to the legality of the shares being offered by this registration statement.

Item 6.  Indemnification of Directors and Officers

Limitation of Director Liability

The Colorado Business Corporation Act (the “CBCA”) allows a Colorado corporation to eliminate or limit the personal liability of a director to his corporation or to its shareholders for monetary damages for a breach of fiduciary duty as a director, except for liabilities arising from any of the following: breach of the director’s duty of loyalty to the corporation or its shareholders; acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; any transaction from which the director derived an improper personal benefit; or any other act, omission or transaction as to which the CBCA prohibits the elimination or limitation of liability. Our Amended and Restated Articles of Incorporation (the “Articles”) contain such a provision limiting director liability.

Indemnification of Directors, Officers and Others

The CBCA allows a corporation to indemnify its directors, officers, employees, fiduciaries and agents against liability in certain situations. Our Articles provide that we will indemnify our directors, officers, employees, fiduciaries and agents (each, a “Proper Person” as defined in our Amended and Restated Bylaws (the “Bylaws”)) to the maximum extent provided by law.

Under the CBCA and our Articles, indemnification would be mandatory with respect to a director or officer who was wholly successful in defense of an action, suit or proceeding. As permitted by the CBCA, our Bylaws provide the following as to the indemnification of Proper Persons:

-	We will indemnify any Proper Person against reasonably incurred expenses, judgments, penalties, fines and amounts paid in settlement reasonably incurred by him in connection with an action, suit or proceeding if it is determined that he conducted himself in good faith and that he reasonably believed (i) in the case of conduct in his official capacity, that his conduct was in the Company’s best interests, or (ii) in all other cases (except criminal cases), that his conduct was at least not opposed to the Company’s best interests, or (iii) in the case of a criminal proceeding, that he had no reasonable cause to believe his conduct was unlawful.

-	In proceedings brought by or in the right of the Company, indemnification will be limited to reasonable expenses incurred in connection with the proceeding.

-	No indemnification will be provided a Proper Person with respect to any claim, issue or matter in connection with a proceeding by or in the right of the Company in which the Proper Person was adjudged to be liable to the Company on in any proceeding charging that the Proper Person derived an improper personal benefit, whether or not involving action in an official capacity, in which he was adjudged to be liable to the Company on the basis that he derived an improper personal benefit.

Additional indemnification may be provided to officers, employees, fiduciaries or agents if they are not also directors, so long as such additional indemnification is provided for by general or specific action by the Board of Directors or shareholders or by contract and would not be inconsistent with public policy.

Insurance

Under the CBCA and our Articles, the Corporation may obtain insurance on behalf of its directors, officers, employees, fiduciaries and agents against liabilities incurred by them in those capacities. We may maintain insurance to protect us and them against expenses, liabilities and losses whether or not we would have the power to indemnify them under Colorado law. We purchase and maintain directors’ and officers’ liability and company reimbursement liability insurance policies.

Item 7.  Exemption from Registration Claimed

Not applicable.

Item 8.  Exhibits

The Exhibit Index immediately preceding the exhibits is incorporated herein by reference.

Item 9.  Undertakings

A.	The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (1)(i) and (1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

B.        The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference into this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C.        Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that, in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Littleton, State of Colorado, on February 5, 2010.

ADA-ES, Inc.

/s/ Mark H. McKinnies
By:	Mark H. McKinnies
Its:	Senior Vice President and Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Date: February 5, 2010	/s/ Robert Caruso
Robert Caruso, Director

Date: February 5, 2010	/s/ Michael D. Durham
Michael D. Durham, President, Chief Executive Officer and Director (principal executive officer)

Date: February , 2010
John W. Eaves, Director

Date: February 5, 2010	/s/ Derek Johnson
Derek Johnson, Director

Date: February 5, 2010	/s/ Ronald B. Johnson
Ronald B. Johnson, Director

Date: February 5, 2010	/s/ Walter P. Marcum
Walter P. Marcum, Director

Date: February 5, 2010	/s/ Mark H. McKinnies
Mark H. McKinnies, Senior Vice President, Chief Financial Officer and Director (principal financial and accounting officer)

Date: February 5, 2010	/s/ Jeffrey C. Smith
Jeffrey C. Smith, Director

Date: February , 2010
Richard J. Swanson, Director

INDEX TO EXHIBITS

Exhibit Number	Description
4.1	Amended and Restated Articles of Incorporation of ADA-ES (1)
4.2	Amended and Restated Bylaws of ADA-ES (2)
4.3	Form of Specimen Common Stock Certificate (3)
5.1	Opinion of Schuchat, Herzog & Brenman, LLC as to legality of the shares
23.1	Consent of Ehrhardt Keefe Steiner & Hottman, PC
23.2	Consent of Schuchat, Herzog & Brenman, LLC (contained in Exhibit 5.1)
99.1	2010 Non-Management Compensation and Incentive Plan
99.2	Forms of agreements for use under the 2010 Non-Management Compensation and Incentive Plan

(1)	Incorporated by reference to Exhibit 3.1 to the Form 10-QSB for the quarter ended September 30, 2005 filed on November 10, 2005 (File No. 000-50216).
(2)	Incorporated by reference to Exhibit 3.2 to the Form 8-K dated December 1, 2005 filed on December 5, 2005 (File No. 000-50216).
(3)	Incorporated by reference to Exhibit 4.1 to the Form 8-K dated October 21, 2005 filed on October 26, 2005 (File No. 000-50216).